UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2013

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)

20 Kingsbridge Road, Piscataway, New Jersey (Address of principal executive offices)	08854 (Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.               Submission of Matters to a Vote of Security Holders.

The 2013 annual meeting of stockholders of Enzon Pharmaceuticals, Inc. (the “Company”) was held on November 20, 2013. At the 2013 annual meeting of stockholders, the Company’s stockholders voted on the following matters as described in the Company’s proxy materials: (1) the election of three directors, each for a one-year term expiring at the Company’s next annual meeting of stockholders and until such director’s successor is elected and qualified, (2) the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and (3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers. A total of 40,039,224 shares of common stock were present or represented by proxy at the 2013 annual meeting of stockholders, representing approximately 90.86% of the total shares of common stock entitled to vote at the 2013 annual meeting of stockholders.

1.	Election of Directors – The Company’s stockholders elected each of the following individuals as a director for a one-year term expiring at the Company’s next annual meeting of stockholders and until such director’s successor is elected and qualified, as set forth below:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Jonathan Christodoro	31,593,510	1,118,066	66,270	7,261,378
Odysseas Kostas	31,672,456	1,039,142	66,248	7,261,378
Jennifer I. McNealey	31,670,003	1,041,562	66,281	7,261,378

2.	Ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 – This proposal was approved as set forth below:

Votes For	Votes Against	Abstentions
39,229,827	620,416	188,981

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers – This proposal was approved as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
25,785,378	6,931,302	61,166	7,261,378

Item 8.01.               Other Events.

On November 13, 2013, the Company and Axcellerate Pharma, LLC (“Axcellerate”) entered into an amendment and restatement of the previously announced Agreement of Sublease, dated as of September 26, 2013, between the Company and Axcellerate (the “Amended and Restated Sublease Agreement”) to incorporate certain amendments requested by the Company’s landlord, BDG Kingsbridge L.L.C., predecessor-in-interest to Kingsbridge 2005, LLC (the “Prime Landlord”), as a condition to providing its consent to the sublease contemplated by the Amended and Restated Sublease Agreement (the “Sublease”). On November 14, 2013, the Company received the Prime Landlord’s consent to the Sublease. Accordingly, the term of the Sublease commenced on November 14, 2013 and will expire on July 30, 2021, which is one day prior to the expiration of the lease under which the Company currently leases its premises from the Prime Landlord. The foregoing description of the Amended and Restated Sublease Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Sublease Agreement, a copy of which will be filed as an exhibit to the Company’s next annual report on Form 10-K.

The effective date of Andrew Rackear’s previously announced termination of employment has been determined to be November 29, 2013. Following the effective date of his termination, it is expected that Mr. Rackear will provide consulting services on an hourly basis to the Company pursuant to the terms of the previously announced Separation Agreement, dated as of September 27, 2013, between the Company and Mr. Rackear.

On November 20, 2013, the Company’s Board of Directors (the “Board”) appointed Jonathan Christodoro as Chairman of the Board.

On November 20, 2013, the Board appointed Jennifer I. McNealey as Chairman of the Compensation Committee and Jonathan Christodoro and Odysseas Kostas as members of the Compensation Committee. The Board has determined that each current member of the Compensation Committee is independent as defined by NASDAQ listing standards.

On November 20, 2013, the Board appointed Odysseas Kostas as Chairman of the Governance and Nominating Committee and Jonathan Christodoro and Jennifer I. McNealey as members of the Governance and Nominating Committee. The Board has determined that each current member of the Governance and Nominating Committee is independent as defined by NASDAQ listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)

Date: November 21, 2013	By:	/s/ Andrew Rackear
Name: Andrew Rackear
Title: Vice President and General Counsel